Exhibit 10.54
PERSONAL / CONFIDENTIAL
Mr. Michael M. Heidingsfelder
893 West Glengarry Circle
Bloomfield, MI 48301
USA

Date	November 30, 2011
Reference	CM/em
Direct Dial	+41 44 944 24 45
Telefax	+41 44 944 22 55

Employment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland (“Company”), and Mr. Michael M. Heidingsfelder, born 17 December 1960, citizen of Germany (“Employee”).

The parties enter into an employment agreement on the terms and conditions set forth below:

Function	Head Industrial Division, Member of the Group Management Committee (GMC) of the METTLER TOLEDO Group.

Employing Company / Position Location
Mettler-Toledo International Inc., Greifensee Branch, 8606 Greifensee, Switzerland. The principal place of work is Greifensee, Switzerland. Given the international presence of the company, employee's duties will require regular business travel to the Group's various locations.
If not otherwise stipulated in this agreement, the general rules of employment ("Allgemeine arbeitsvertragliche Bestimmungen (AVB)" of our Swiss operations) apply.

Remuneration	Base Salary of CHF 320'040. gross per annum, effective with the starting date, payable in twelve equal monthly installments of CHF 26'670.

Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations. Under this plan Employee is eligible to earn a cash incentive based upon achievement of various financial and personal targets. For 100% target achievement, the cash incentive is currently CHF 144'000. gross (45% of base salary). The scaling of the incentive system and selection and weighting of targets, including personal targets, are determined by the Compensation Committee of the Board of Directors.

For the business year 2012, the Cash Incentive shall be guaranteed at a minimum of 108% target achievement, and shall be pro-rated to reflect the portion of the year during which Employee is employed by the Company. The incentive will be paid with the usual payroll cycle in March 2013.

Expenses	Expense Allowance according to then-current regulations of CHF 10'500.per annum, payable in twelve monthly installments of CHF 875. No commuting or vehicle allowance will be paid.

Equity Incentive Plan
Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.
After taking up service for METTLER TOLEDO, we anticipate an initial grant of Stock Options with an equivalent value of approx. USD 335'000. at the next ordinary grant date in November 2012, subject to approval of the Compensation Committee.

Personnel Insurance
Additional Accident Insurance and Disability Insurance (coverage of salary in case of illness and accident), at METTLER TOLEDO's expense.
Participation in the Mettler-Toledo Fonds (pension plan for GMC members) as might be amended from time to time, at METTLER TOLEDO's expense for the “Standard plan minus”. The insured salary in the Mettler-Toledo Fonds is 77.2727% of Target Salary, subject to limits applicable under Swiss law.

Vacation	30 working days per calendar year, including compensation for overtime ("Zeitregelung mit pauschaler Abgeltung"). Unused vacation days in a given year will not be carried forward.

Duration / Notice Period	This employment agreement starts on 1 April 2012 or earlier and is of unlimited duration. The notice period is 12 months to the end of a month for both parties.

Non-Competition
While employee is employed by METTLER TOLEDO and for a period of twelve months after his termination, employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Confidentiality
Employee agrees to keep confidential both during and after his employment with METTLER TOLEDO all information of a confidential nature not generally known outside of METTLER TOLEDO, and not to use such confidential information other than for purposes of performing his duties for METTLER TOLEDO.

Applicable Law and Jurisdiction	This agreement shall be governed by Swiss law. All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

Mettler-Toledo International Inc.		The Employee

Olivier Filliol	Christian Magloth	Michael M. Heidingsfelder

Attachments to Employment Contract:

▪	POBS Plus - Incentive System for Members of the Group Management of METTLER TOLEDO (01/2009)

▪	POBS Plus Target Adjustments

▪	Time model with fixed compensation (09/1999)

▪	Additional insurance coverage for business or non-business accidents /

▪	Berufs- und Nichtberufsunfall (09/2008)

▪	Insider Trading Policy (05/2007)

▪	Confidentiality Agreement

exist only in German language:

▪	Arbeitsvertragliche Bestimmungen GR (07/2009)

▪	Versicherungen - Übersicht (07/2009)

▪	Pensionskasse: Versicherungsreglement (1. April 2010)

▪	Pensionskasse. Organisationsreglement 1 bis 3 (23.05.2006)

▪	Spesenreglementsergänzung Gruppenleitung (04/1997)

▪	Mettler-Toledo Fonds Versicherungsreglement (01/2007)